Exhibit 5.1

DLA Piper LLP (US) 650 S Exeter Street Suite 1100 Baltimore, Maryland 21202-4576 Telephone: 410.580.3000 Fax: 410.580.3001

August 17, 2026

Binah Capital Group, Inc.

80 State Street

Albany, NY 12207

Ladies and Gentlemen:

We serve as counsel to Binah Capital Group, Inc., a Delaware corporation (the “Company”), and have been requested to render this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed with the U. S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for registration of up to 2,650,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) that may be issued pursuant to the Binah Capital Group, Inc. 2024 Equity Incentive Plan, as amended (the “2024 Plan”).

In connection with our representation of the Company, and as a basis for the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)	the charter of the Company (the “Charter”), represented by the Second Amended and Restated Certificate of Incorporation of Binah Capital Group, Inc., as supplemented by the Series A Certificate of Designations, as amended by the Amendment to the Series A Certificate of Designations, and the Series B Certificate of Designations (as certified by the Secretary of State of the State of Delaware and attached to the Secretary’s Certificate (as herein defined));
(b)	the Bylaws of Binah Capital Group, Inc., as in effect on the date hereof (in the form attached to the Secretary’s Certificate);
(c)	certain resolutions adopted by, or minutes of the meetings of, the Board of Directors of the Company (or certain of its predecessors) relating to the approval of the 2024 Plan and the amendment thereto, the authorization and approval of the preparation and filing of the Registration Statement, and the issuance of the Shares (in the form attached to the Secretary’s Certificate);
(d)	certain minutes of a meeting of the stockholders of the Company (or certain of its predecessors);
(e)	the Registration Statement;
(f)	the 2024 Plan;
(g)	a good standing certificate for the Company, dated as of the date hereof, issued by the Delaware Secretary of State; and
(h)	a certificate executed by the Secretary of the Company (the “Secretary’s Certificate”), dated as of the date hereof, as to certain factual matters therein.

Binah Capital Group, Inc. August 17, 2026

In rendering the opinion set forth below, we have assumed, without independent investigation, the following:

(1)	Each individual executing any of the Documents, whether on behalf of such individual or an entity, is legally competent to do so.

(2)	Each individual executing any of the Documents on behalf of a party is duly authorized to do so.

(3)	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine and valid. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents by action or omission of the parties or otherwise.

Based on the foregoing, it is our opinion that the Shares to be issued under the 2024 Plan have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the 2024 Plan and the Registration Statement, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the 2024 Plan, the Registration Statement and any agreements therefor, including, without limitation, collection of any required payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a)	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)	We do not express any opinion herein concerning any law other than the laws of the Delaware General Corporation Law (including the statutory provisions thereof, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Delaware or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Delaware General Corporation Law, we do not express any opinion on such matter. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Maryland.

(c)	We have assumed that the issuance of the Shares, together with any other shares of Common Stock then outstanding will not cause the Company to issue shares of Common Stock in excess of the number of such shares then authorized under its Charter. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized but unissued and otherwise unreserved stock a sufficient number of shares of Common Stock as were approved by the Company’s stockholders for issuance under the 2024 Plan. We have also assumed that the Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the 2024 Plan, the number of Shares which are then issuable and deliverable upon the settlement of awards under the 2024 Plan.

(d)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Binah Capital Group, Inc. August 17, 2026

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ DLA Piper LLP (US)